Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks and Year Ended December 31, 2010

Warren, MI – February 24, 2011 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks and year ended December 31, 2010.

For the thirteen weeks ended December 31, 2010, operating revenues increased 11.6%, or $16.3 million, to $156.1 million from $139.8 million for the thirteen weeks ended December 31, 2009. Included in operating revenues are fuel surcharges of $14.1 million and $11.1 million for the thirteen weeks ended December 31, 2010 and December 31, 2009, respectively. Net income increased by $1.4 million, to $3.2 million, or $0.20 per basic and diluted share for the thirteen weeks ended December 31, 2010, from $1.8 million, or $0.11 per basic and diluted share, for the thirteen weeks ended December 31, 2009.

Universal’s truckload revenue in the fourth quarter of 2010 increased by 4.4% to $91.9 million from $88.0 million in the corresponding period of 2009. Included in truckload revenue in the fourth quarter of 2010 is $1.6 million of revenue from our acquisition completed in the first quarter of 2010. Brokerage revenue in the fourth quarter of 2010 increased by 33.9% to $41.6 million from $31.1 million in the corresponding period of 2009. Included in brokerage revenue in the fourth quarter of 2010 is $8.0 million of revenue from our acquisitions completed since the fourth quarter of 2009. Intermodal revenue in the fourth quarter of 2010 increased by 8.9% to $22.7 million from $20.8 million in the corresponding period of 2009.

For the year ended December 31, 2010, operating revenues increased 20.4%, or $102.7 million, to $605.9 million from $503.2 million for the year ended December 31, 2009. Included in operating revenues are fuel surcharges of $54.2 million and $35.9 million for 2010 and 2009, respectively. Net income increased by $7.8 million, to $12.7 million, or $0.80 per basic and diluted share for 2010, from $4.9 million, or $0.31 per basic and diluted share for 2009. Included in net income for 2010 were $3.2 million, or $0.20 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale. Included in net income for 2009 were $0.8 million, or $0.05 per basic and diluted share, of after-tax charges for other-than-temporary impairments of marketable securities classified as available for sale.

Universal’s truckload revenue in 2010 increased by 18.0% to $370.1 million from $313.6 million in the corresponding period of 2009. Included in truckload revenue in 2010 is $31.6 million of revenue from our acquisitions completed since the third quarter of 2009. Brokerage revenue in 2010 increased by 31.0% to $148.0 million from $112.9 million in the corresponding period of 2009. Included in brokerage revenue in 2010 is $30.8 million of revenue from our acquisitions completed since the third quarter of 2009. Intermodal revenue in 2010 increased by 14.5% to $87.9 million from $76.7 million in the corresponding period of 2009.

“We have seen improvements in our operating margins in each quarter this year”, stated Universal’s President and CEO Don Cochran, “and we believe that we have put the appropriate measures in place to continue this improved performance. Rates in both our van and flatbed operations have been helped by tightening capacity, and intermodal shows signs of both stabilizing rates and improved volumes. Despite the many economic and regulatory challenges we face, we are optimistic that we can continue to work to control costs and improve the selection of freight available to our Owner Operators and Agents.”

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services, which allow us to supplement our capacity and provide our customers with transportation of freight not handled by our owner-operators, and full service international freight forwarding and customs house brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating revenues:
Truckload	$91,850	$87,953	$370,096	$313,573
Brokerage	41,623	31,095	147,970	112,914
Intermodal	22,660	20,801	87,877	76,743

Total operating revenues	156,133	139,849	605,943	503,230

Operating expenses:
Purchased transportation	119,407	106,071	461,041	378,008
Commissions expense	9,872	9,614	38,805	33,953
Other operating expense	3,007	3,421	13,276	10,316
Selling, general, and administrative	11,492	10,854	49,253	44,232
Insurance and claims	4,360	4,241	17,205	17,348
Depreciation and amortization	2,821	2,633	10,996	10,354

Total operating expenses	150,959	136,834	590,576	494,211

Income from operations	5,174	3,015	15,367	9,019
Interest income (expense), net	39	(133)	120	(266)
Other non-operating income (expense), net	149	104	5,969	(733)

Income before provision for income taxes	5,362	2,986	21,456	8,020
Provision for income taxes	2,188	1,229	8,712	3,120

Net income	$3,174	$1,757	$12,744	$4,900

Earnings per common share:
Basic	$0.20	$0.11	$0.80	$0.31
Diluted	$0.20	$0.11	$0.80	$0.31
Weighted average number of common shares outstanding:
Basic	15,780	15,980	15,917	15,982
Diluted	15,780	15,980	15,917	15,982

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2010	December 31, 2009
Assets

Cash and cash equivalents	$6,261	$953
Marketable securities	15,041	15,721
Accounts receivable – net	68,833	60,701
Other current assets	11,362	12,249

Total current assets	101,497	89,624
Property and equipment – net	78,206	76,246
Other long-term assets – net	32,345	35,741

Total assets	$212,048	$201,611

Liabilities and shareholders’ equity
Total current liabilities	$42,294	$40,305
Total long-term liabilities	5,543	6,881

Total liabilities	47,837	47,186
Total shareholders’ equity	164,211	154,425

Total liabilities and shareholders’ equity	$212,048	$201,611

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Average number of tractors provided by owner-operators
Truckload	2,449	2,669	2,474	2,707
Intermodal	652	647	637	680

Total	3,101	3,316	3,111	3,387

Truckload Revenues:
Average operating revenues per loaded mile	$2.67	$2.24	$2.56	$2.28
Average operating revenues per loaded mile, excluding fuel surcharges	$2.34	$2.01	$2.25	$2.07
Average operating revenues per load	$1,061	$963	$1,011	$962
Average operating revenues per load, excluding fuel surcharges	$930	$864	$891	$873
Average length of haul (2)	398	429	396	422
Number of loads	86,606	91,299	366,017	325,927

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.58	$2.03	$2.24	$1.96
Average operating revenues per load (1)	$1,526	$1,277	$1,353	$1,171
Average length of haul (1)(2)	593	629	604	598
Number of loads (1)	21,178	22,467	84,860	88,895

Intermodal Revenues:
Drayage (in thousands)	$20,394	$19,025	$79,750	$69,395
Depot (in thousands)	$2,266	$1,776	$8,127	$7,348

Total (in thousands)	$22,660	$20,801	$87,877	$76,743

Average operating revenues per loaded mile	$3.74	$3.32	$3.46	$3.37
Average operating revenues per loaded mile, excluding fuel surcharges	$3.23	$2.96	$3.02	$3.03
Average operating revenues per load	$283	$298	$292	$286
Average operating revenues per load, excluding fuel surcharges	$244	$265	$255	$257
Number of loads	72,048	63,903	273,337	242,927

(1)	Excludes operating data from CrossRoad Carriers, Inc., D. Kratt International, Inc., and Cavalry Transportation, Inc. in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.